EXHIBIT 99.1

Remark Holdings Reports Second Quarter 2020 Results

Company’s New Thermal Imaging Business Records $1.1 Million in Revenue

LAS VEGAS, NV - August 14, 2020 - Remark Holdings, Inc. (NASDAQ: MARK), a diversified global technology company with leading artificial intelligence (“AI”) solutions and digital media properties, today announced financial results for its fiscal second quarter ended June 30, 2020.

Management Commentary

“The second quarter of 2020 was highlighted by the initial rollout of our AI-powered thermal imaging solutions for the U.S. market that generated $1.1 million in revenue during its introduction. With China now emerging from post-COVID-19 lockdowns, we anticipate growth on both sides of the Pacific moving forward,” noted Kai-Shing Tao, Chairman and Chief Executive Officer of Remark Holdings. “During the quarter we also successfully recapitalized our balance sheet by paying off over $13 million of debt and liabilities, while also ending the quarter with over $10 million of cash. These funds will help fuel our growth domestically and abroad as we grow our team, services and solutions.”

Second Quarter 2020 Business Development Highlights

•Announced that shipments and deployments of the newly-repurposed Remark family of AI thermal solutions, including thermal kits, thermal pads, and thermal helmets, began in the United States and Japan.

•Received notification from Nasdaq that shares of Remark Holdings, Inc. had regained compliance with Nasdaq’s minimum bid price and stockholders’ equity rules and met the requirements of the Nasdaq Hearing Panel decision which requires that the company evidence compliance with all applicable criteria for continued listing.

•Launched RemarkThermal.com. Remark’s thermal imaging is used to scan high-traffic areas to detect individuals with higher-than-acceptable skin temperature and track the individual for secondary screening. Each of the thermal imaging products is customizable and can operate as a standalone product or integrated into centralized control systems, specific to the needs of the customer.

•Announced the company won Phase 2 implementation of China Mobile’s contract for the transformation of its 17,800 corporate stores into smart retail stores. Phase 2 is worth approximately $2.0 million.

Second Quarter 2020 Financial Results

•Revenue for the second quarter of 2020 was $2.3 million, down from $2.9 million during the second quarter of 2019. Revenue from the new bio-safety business totaled $1.1 million as thermal imaging products were delivered to casinos, restaurants, hotels, law enforcement agencies, medical centers, office buildings, and customers in other industries throughout the United States.

Several factors, including COVID-19-related quarantines, continued to adversely impact revenue from the company's China business early in the second quarter by preventing personnel in China from continuing project roll outs and by delaying project testing and customization work on larger projects. However, projects resumed during the latter part of the second quarter, leading to approximately $1.0 million of revenue.

•Total cost and expense for the second quarter of 2020 was $5.1 million, a decrease from the $5.8 million reported in the same period of 2019. The decrease is primarily attributable to a $0.3 million decline in the cost of revenue resulting primarily from fewer international project completions, and decreases in sales and marketing expense of $0.2 million, and in general and administrative expense of $0.6 million, as headcount declined. Such decreases were offset by a $0.6 million increase in share-based compensation expense in the technology and development cost category caused by an increase in the liability associated with share-based grants to our employees in China.

•Operating loss declined to $2.8 million in the second quarter of 2020 from $2.9 million in the second quarter of 2019 commensurate with the cost and expense declines.

•Loss from continuing operations totaled $9.8 million, or $0.11 per diluted share, in the second quarter ended June 30, 2020, compared to a net loss from continuing operations of $1.3 million, or $0.03 per diluted share in the second quarter ended June 30, 2019. The bulk of the loss is tied to a non-cash change in the fair value of warrant liability of ($6.3) million compared to a $2.1 million gain in the comparable period of 2019, as a result of the increased share price of Remark’s common shares.

At June 30, 2020, the cash and cash equivalents balance was $10.2 million, compared to a cash position of $0.3 million at December 31, 2019. Cash increased primarily due to $32.1 million in proceeds from common stock issuances, which increase was partially offset by use of the proceeds to make debt principal repayments of $13.3 million, to make other liability payments and to generally operate the business.

Subsequent Event

•On August 3, 2020, Remark entered into a Settlement Agreement and Release with the landlord of its former office space in Las Vegas, Nevada in exchange for a full release of all obligations and claims against the company.

“Our U.S. thermal business is off to a great start. We are seeing the momentum started in our second quarter carrying into our third quarter, and initial orders are leading to many new and large opportunities in various industries. Our ownership in Sharecare continues to grow more valuable each quarter, especially in light of Teladoc Health’s recent acquisition of Livongo Health for $18.5 billion, which validates Sharecare’s strategy of creating a platform versus a point solution. Finally, we expect our businesses to grow as the world’s economies recover and reopen. Our AI-powered solutions are proven, tested and live,” concluded Mr. Tao.

Conference Call Information

Management will hold a conference call this morning at 9:00 a.m. Eastern Time (6:00 a.m. Pacific Time) to discuss these financial results and provide an update on recent business developments. A question and answer session will follow management’s presentation.

Toll-Free Number: 800.289.0438
International Number: 323.794.2423
Conference ID: 8269351
Participant Link: http://public.viavid.com/index.php?id=141180.

Please call the conference telephone number 10 minutes prior to the start time. An operator will register your name and organization. The conference call will be broadcast simultaneously and available for replay via the investor section of the company's website here. A replay of the call will be available after 12:00 p.m. Eastern time on the same day through August 19, 2020.

Toll-Free Replay Number: 844.512.2921
International Replay Number: 412.317.6671
Replay ID: 8269351

About Remark Holdings, Inc.

Remark Holdings, Inc. (NASDAQ: MARK) delivers an integrated suite of AI solutions that enable businesses and organizations to solve problems, reduce risk and deliver positive outcomes. The company’s easy-to-install AI products are being rolled out in a wide range of applications within the retail, financial, public safety and workplace arenas. The company also owns and operates digital media properties that deliver relevant, dynamic content and ecommerce solutions. The company is headquartered in Las Vegas, Nevada, with additional operations in Los Angeles, California and in Beijing, Shanghai, Chengdu and Hangzhou, China. For more information, please visit the company's website at http://www.remarkholdings.com/.

Forward-Looking Statements

This press release may contain forward-looking statements, including information relating to future events, future financial performance, strategies, expectations, competitive environment and regulation. Words such as “may,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates,” and similar expressions, as well as statements in future tense, identify forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors, including those discussed in Part I, Item 1A. Risk Factors in Remark Holdings’ Annual Report on Form 10-K and Remark Holdings’ other filings with the SEC. Any forward-looking statements reflect Remark Holdings’ current views with respect to future events, are based on assumptions and are subject to risks and uncertainties. Given such uncertainties, you should not place undue reliance on any forward-looking statements, which represent Remark Holdings’ estimates and assumptions only as of the date hereof. Except as required by law, Remark Holdings undertakes no obligation to update or revise publicly any forward-looking statements after the date hereof, whether as a result of new information, future events or otherwise.

Company Contact

E. Brian Harvey, Director of Capital Markets and Investor Relations
Remark Holdings, Inc.
ebharvey@remarkholdings.com
702-701-9514

REMARK HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(dollars in thousands, except share and per share amounts)

	June 30, 2020	December 31, 2019
	(Unaudited)
Assets
Cash and cash equivalents	$10,233	$272
Trade accounts receivable, net	2,235	1,964
Receivable from related parties	531	—
Prepaid expense and other current assets	5,803	4,623
Total current assets	18,802	6,859
Property and equipment, net	156	341
Operating lease assets	470	4,359
Investment in unconsolidated affiliates	1,922	1,935
Intangibles, net	472	509
Other long-term assets	1,254	824
Total assets	$23,076	$14,827
Liabilities and Stockholders’ Deficit
Accounts payable	$7,709	$8,126
Accrued expense and other current liabilities	13,295	14,326
Contract liability	566	313
Note payable	2,000	3,000
Loans payable, current, net of unamortized discount and debt issuance cost	—	12,025
Total current liabilities	23,570	37,790
Operating lease liabilities, long-term	202	4,650
Warrant liability	6,318	115
Total liabilities	30,515	42,555

Commitments and contingencies

Preferred stock,$0.001 par value; 1,000,000 shares authorized; none issued	—	—
Common stock, $0.001 par value; 100,000,000 shares authorized; 99,408,916 and 51,055,159 shares issued and outstanding at June 30, 2020 and December 31, 2019, respectively	99	51
Additional paid-in-capital	351,417	319,275
Accumulated other comprehensive income	111	(227)
Accumulated deficit	(359,066)	(346,827)
Total stockholders’ deficit	(7,439)	(27,728)
Total liabilities and stockholders’ deficit	$23,076	$14,827

REMARK HOLDINGS, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations and Comprehensive Loss
(dollars in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Revenue	$2,299	$2,865	$2,730	$4,074
Cost and expense
Cost of revenue (excluding depreciation and amortization)	1,210	1,541	1,231	3,134
Sales and marketing	486	687	902	1,546
Technology and development	1,477	854	2,125	2,158
General and administrative	1,898	2,454	4,638	5,431
Depreciation and amortization	66	260	156	585
Other operating expense	—	—	—	6
Total cost and expense	5,137	5,796	9,052	12,860
Operating loss	(2,838)	(2,931)	(6,322)	(8,786)
Other income (expense)
Interest expense	(775)	(553)	(1,236)	(940)
Other income (expense), net	57	92	57	47
Change in fair value of warrant liability	(6,260)	2,078	(6,203)	662
Gain on lease termination	—	—	1,538	—
Other loss, net	—	27	(73)	1
Total other income (expense), net	(6,978)	1,644	(5,917)	(230)
Loss from continuing operations before income taxes	(9,816)	(1,287)	(12,239)	(9,016)
Benefit from income taxes	—	—	—	—
Loss from continuing operations	$(9,816)	$(1,287)	$(12,239)	$(9,016)
Loss from discontinued operations, net of tax	—	(1,487)	—	(2,610)
Net loss	$(9,816)	$(2,774)	$(12,239)	$(11,626)
Other comprehensive income (loss)
Foreign currency translation adjustments	156	127	338	33
Comprehensive loss	$(9,660)	$(2,647)	$(11,901)	$(11,593)

Weighted-average shares outstanding, basic and diluted	89,264	43,335	71,527	39,994

Net loss per share, basic and diluted
Continuing operations	$(0.11)	$(0.03)	$(0.17)	$(0.23)
Discontinued operations	—	(0.03)	—	(0.07)
Consolidated	$(0.11)	$(0.06)	$(0.17)	$(0.30)